Exhibit 23.5

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Innovative Industrial Properties, Inc.

San Diego, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement and to the incorporation by reference in the company’s registration statement on Form S-8 (No. 333-214919) of our report dated July 27, 2017 relating to the financial statements of Holistic Industries LLC, which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, members’ equity, and cash flows for the period July 1, 2015 (inception) through December 31, 2015 and the year ended December 31, 2016, and the related notes to the financial statements which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Grossberg Company LLC

October 6, 2017
Bethesda, MD